Exhibit 10.21
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of this 31st day of December, 2008 by and between Cypress Bioscience, Inc., a Delaware corporation (the “Company”) and Denise Wheeler (the “Employee”).
     WHEREAS, the Company desires to employ the Employee in an executive capacity as its General Counsel on the terms and conditions set forth herein and the Employee is willing to accept and undertake such employment.
     WHEREAS, the Company and the Employee desire to amend and restate this Agreement in its entirety as set forth herein, effective as of the date set forth above, to, among other things, clarify the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the benefits that may be provided to the Employee.
AGREEMENT
     NOW THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the Company and the Employee agree as follows:
ARTICLE 1
EMPLOYMENT; TERM; DUTIES
     1.1 Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs the Employee, and the Employee hereby accepts continued employment, as General Counsel (“General Counsel”) of the Company.
     1.2 Term. Unless sooner terminated as provided in Article 5 hereof, the Employee’s employment hereunder shall be for a term commencing in February 2004 and ending on February 4, 2006, subject to automatic renewal for one year periods unless written notice has been provided by either party at least seventy-five (75) days prior to the date of such automatic renewal (a “Non-Renewal Notice”). Notwithstanding anything herein to the contrary, either party may terminate the Employee’s employment under this Agreement at any time, with or without Cause, subject to the terms and conditions of Article 5 herein. The actual term of employment hereunder, giving effect to any early termination of employment under Article 5 hereof, is referred to as the “Term.”
     1.3 Duties. During the Term, the Employee shall perform such executive duties for the Company and for its subsidiaries, consistent with her position hereunder and as typically associated with the duties of a General Counsel of a publicly-held corporation and as reasonably may be assigned to her from time to time by the Board and the Chief Executive Officer of the Company. Except as contemplated by Section 1.5, the Employee shall devote her entire business time, attention and energies to the performance of her duties hereunder.
     1.4 Exclusive Agreement. The Employee represents and warrants to the Company that she is not a party to any agreement or arrangement, whether written or oral, in effect which

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would prevent the Employee from rendering the services contemplated hereunder to the Company during the Term.
     1.5 Other Activity. Notwithstanding the foregoing, subject to her fiduciary duties to the Company under applicable law, the Company acknowledges and understands that the Employee may serve as a director of other companies not in competition with the Company by providing prior written notice to the Company; provided, however, that the performance of such services shall not restrict or limit in any manner the Employee’s ability to perform her duties hereunder.
     1.6 Insurance. The Company shall obtain, and shall use its commercially reasonable best efforts to maintain during the Term, Director’s and Officer’s Insurance and Product Liability Insurance policies, with full defense coverage of at least $10,000,000 for each, respectively, with regard to all actions undertaken by the Employee in her capacity as an officer and employee of the Company.
ARTICLE 2
COMPENSATION
     2.1 Base Salary. For all services rendered by the Employee hereunder and in consideration of all covenants and conditions undertaken by her pursuant to this Agreement, the Company shall pay the Employee an annual base salary (“Base Salary”) of $225,000 per year in equal semi-monthly installments, and which shall be increased if there is an across the board increase in base salary for other executive officers. In addition, each year during the Term, the Board shall review the Base Salary with a view to determining whether it would be appropriate to increase such Base Salary. The annual Base Salary payable to the Employee hereunder, as it may be so increased, thereafter shall constitute the “Base Salary”. If the first or last month of the Term is not a full calendar month, then any calculation of Base Salary for such period shall be prorated for the number of days in such months during which the Employee was employed.
     2.2 Bonuses.
          (a) In addition to the Base Salary, the Employee may be eligible for cash bonuses (the “Bonus Amount”) based on the performance of the Employee during a fiscal year, as evaluated by the CEO and the Board in their sole discretion. Any such Bonus Amount shall be paid no later than the fifteenth day of the third month following the end of the Company’s fiscal year for which such Bonus Amount was earned. It is acknowledged and agreed that the determination and the payment of the Bonus Amount to the Employee shall be at the sole discretion of the Board which may consider, among other matters, the financial condition of the Company at the time. In exercising its discretion pursuant to this subsection, the Board shall act in a manner at least as favorable to the Employee as governs the award of bonuses to other executive officers and key employees of the Company.
     2.3 Deductions. The Company shall deduct from the compensation described in this Section 2 any Federal, state or city withholding taxes, social security contributions and any other

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amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or city laws, rules or regulations.
ARTICLE 3
BENEFITS
     3.1 Benefits. During the Term, the Employee shall be entitled to participate in such compensation and incentive plans and group life, health, accident, disability and hospitalization insurance plans, pension plans and retirements plans as the Company may make available to its other executive officers.
     3.2 Life Insurance. The Company agrees that it will provide the Employee with life insurance policy or policies in amounts at least as favorable to the Employee as governs the other executive officers, subject to availability of such insurance at commercially reasonable costs and the mutual agreement of the Company and the Employee as to the type and nature of the policies.
     3.3 Expenses. The Company agrees that the Employee is authorized to incur reasonable and customary expenses in the performance of her duties hereunder, including travel and entertainment costs, and upon presentation of appropriate documentation thereof, the Company promptly, but in no event later than December 31 of the calendar year following the year in which such expenses were incurred by the Employee, shall pay or reimburse the Employee for such reasonable expenses. In the event that any reimbursement by the Company of expenses of the Employee hereunder is deducted by the Company, and results in additional taxes due and payable by the Employee, the Company shall pay to the Employee an additional tax gross-up payment to the Employee in an amount that shall fully fund the payment by the Employee of any income and employment taxes on such reimbursement payment and tax gross-up payment. Any tax gross-up payment shall be made as soon as practicable, but in no event later than the end of the Employee’s taxable year following the year in which the Employee pays the related taxes.
     3.4 Vacations. During each full year of the Term, the Employee shall be entitled to four (4) weeks of paid vacation, to be taken at times determined by the Employee which are mutually agreeable with the Company and which do not unreasonably interfere with the performance of her duties hereunder.
ARTICLE 4
STOCK AWARDS
     4.1 Stock Awards.
          (a) In the event of a termination (as described in Article 5), and except as otherwise provided in Section 4.1(b) and 4.1(c) hereof, all Stock Awards which have not vested as of the Termination Date shall cease vesting and any unvested Stock Awards shall be cancelled as of the Termination Date. Unless otherwise set forth in the applicable equity incentive plan or stock award agreement, and except as otherwise provided in Section 4.1(b) and 4.1(c) hereof, all

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vested and exercisable Stock Awards shall be cancelled three (3) months after the Termination Date if not exercised prior to such expiration date.
          (b) Upon the Employee’s death or Disability (as defined in Section 5.1 below), all rights under such Stock Awards shall transfer to the Employee’s designated beneficiary, if applicable. Unless otherwise set forth in the applicable equity incentive plan or stock award agreement, all Stock Awards shall be cancelled twelve (12) months after the Employee is terminated due to Disability if not exercised prior to such expiration date. In the event of the Employee’s death, the Employee’s legal representatives shall have eighteen (18) months following the Termination Date to exercise any exercisable Stock Awards before they are cancelled.
          (c) Notwithstanding anything to the contrary in the foregoing, in the event of a termination of this Agreement in any of the cases identified in Section 5.3 or 5.4 hereof, Stock Awards may accelerate vesting as provided in those Sections.
          (d) The Company may grant the Employee Stock Awards to purchase the Company’s common stock at such times and on such terms as may be decided from time to time by the Board, in its sole discretion.
          (e) For purposes of this Agreement, “Stock Awards” means all stock options, restricted stock, and other equity awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of Company stock issued upon exercise thereof. However, “Stock Awards” does not include stock awards issued under or held in any plan sponsored by the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code (e.g., the Company’s 401(k) plan).
ARTICLE 5
DEATH, DISABILITY; TERMINATION
     5.1 Death; Disability. The Employee’s employment hereunder shall terminate upon her death or, at the election of the Company, by written notice to the Employee if the Employee becomes Disabled (as such term is hereinafter defined), to the extent permitted by law. In the event of a termination of the Employee’s employment for death or disability, the Company shall promptly pay the Employee (or her legal representatives, as the case may be) all earned and unpaid wages and accrued vacation.
     For the purposes of this Agreement, the Employee shall be deemed to be “Disabled” or have a “Disability” if as a result of the occurrence of mental or physical disability during the Term she has been unable to perform her duties hereunder for six (6) consecutive months or one hundred eighty (180) days in any twelve (12) consecutive month period, as determined in good faith by the Board; provided, however, that if the Employee develops a mental or physical disability during the Term, and it is determined, in the reasonable professional judgment of an independent, objective and qualified medical expert in the field of such disability, that the Employee will be unable to perform her duties hereunder and that such disability will continue for six (6) consecutive months or one hundred eighty 180 days in any twelve (12) consecutive

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month period, then to the extent permitted by law, the Company shall be permitted to terminate the Employee’s employment immediately.
     The date of any termination of employment under this Section 5.1 or Sections 5.2, 5.3 or 5.4 is referred to herein as the “Termination Date.”
     5.2 Termination of Employment by Employee.
          (a) Notwithstanding any provision to the contrary herein, unless otherwise provided herein or unless otherwise provided by law, the Employee at any time, upon thirty (30) days’ written notice to the Company, may terminate her employment by the Company hereunder. Except as otherwise provided in Section 5.2(b) below, the Company shall not be liable to the Employee for the payment of any amount on such termination.
          (b) In the event that the Employee terminates her employment as General Counsel following (i) an uncured material breach of this Agreement by the Company, (ii) the occurrence the relocation of the Company’s executive offices or principal business location to a point more than thirty (30) miles from the San Diego, California area, (iii) any uncured action by the Board or direction given by the Board to the Employee that is contrary to applicable law or accounting standards or constitutes an unethical business practice, or (iv) a demotion or the occurrence of a material reduction in the Employee’s authority, functions or responsibilities as General Counsel without her consent, then such termination by the Employee shall be deemed for all purposes, including for purposes of severance payments and benefits provided under Section 5.3 hereof, to be a termination by the Company of the employment of the Employee hereunder without cause pursuant to Section 5.3. The Company shall have thirty (30) days following receipt of written notice by the Employee to the Company of the material breach described in items (i) and (iii) above, setting forth in reasonable detail the matter constituting such breach, to cure such breach.
               (i) Termination of Employment With Cause. In addition to any other remedies available to it at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to the Employee, to immediately terminate her employment hereunder if the Employee (a) evidences a pattern of willful breach in any material respect of any material provision of this Agreement or a pattern of willful violation of any reasonable policies or orders of the CEO or the Board and such pattern of willful breach or violation does not cease within thirty (30) days after the Employee’s receipt of written notice thereof from the Board setting forth in reasonable detail the matters constituting such pattern; (b) the Employee’s commission of an act that materially injures the business of the Company; (c) the Employee’s conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company; (d) the Employee’s engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company or any of its Affiliates or which violates any material provisions of Article 6 hereof or the Employee’s Proprietary Information and Inventions Agreement with the Company; or (e) the Employee’s commission of any fraud against the Company, its Affiliates, employees, agents or customers or use or intentional appropriation for her personal use or benefit of any funds or properties of the Company not authorized by the CEO or the Board to be so used or appropriated.

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     5.3 Termination of Employment Without Cause or for Non-Renewal.
          (a) Notwithstanding any provision to the contrary herein and unless otherwise provided by law, the Company, at any time upon thirty (30) days’ written notice to the Employee, in its sole and absolute discretion and for any or no reason, may terminate the employment of the Employee as General Counsel hereunder without cause. In such event, if the Company issues the Employee a Non-renewal Notice, or if the Agreement expires and the Employee is not rehired, then upon the Employee furnishing the Company with a Release and Waiver of Claims in the form of either Exhibit A or Exhibit B attached hereto, as applicable (the “Release”) within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of employment, and permitting such Release to become effective in accordance with its terms, the Company shall pay the Employee a single lump sum equal to six (6) months of the Base Salary within ten (10) days following the effective date of the Release. Notwithstanding the foregoing, the timing of the severance payments is subject to the provisions of Section 5.7, to the extent applicable.
          (b) In the event that the employment of the Employee hereunder is terminated by the Company without cause, all Stock Awards that would have vested in accordance with their applicable vesting schedules if Employee had continued in employment with the Company for an additional six (6) months as of Termination Date, shall vest immediately upon the Termination Date.
          (c) In the event that the employment of the Employee hereunder is terminated by the Company without cause, the Company, at no cost to the Employee and for a period of twelve (12) months from the Termination Date, shall continue to provide Employee and her family with all health insurance benefits available under COBRA; provided that Employee timely elects and is eligible for continued coverage under COBRA. Subject to the provisions of Section 5.7, to the extent applicable, the Company shall make any coverage payments directly to any insurer on a monthly basis or otherwise in accordance with the insurer’s standard billing practices.
          (d) The Employee acknowledges that the payments referred to in this Section 5.3 constitute the only payments which the Employee shall be entitled to receive from the Company under this Agreement in the event of any termination pursuant to this Section 5.3, and that except for such payments and such other obligations as are expressly provided herein the Company shall have no further liability or obligation to her under this Agreement.
          (e) The Employee shall have no duty to mitigate damages in order to receive any severance payments and benefits provided in this Section 5.3.
     5.4 Change in Control.
          (a) In the event Employee is terminated without cause during the period beginning one (1) month before and ending thirteen (13) months following the effective date of a Change in Control, in lieu of (and not in addition to) the severance benefits that would otherwise be provided under Section 5.3(a) of this Agreement, subject to the Employee’s provision of an effective Release as required by Section 5.3(a) no later than forty-five days following the later of

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(i) the Termination Date, or (ii) the effective date of the Change in Control, the Employee shall be paid an amount equal to twelve (12) months of Base Salary in a lump sum within ten (10) days following the later of (i) the effectiveness of the Release, or (ii) the effectiveness of the Change in Control. Additionally, all Stock Awards shall be deemed to have vested immediately as of the Termination Date, and Employee shall receive the COBRA continuation benefits described in Section 5.3(c). In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in the Employee’s applicable Stock Award agreements, in no event shall Employee’s unvested Stock Awards terminate any earlier than one (1) month following any termination of Employee that is without cause or deemed to be without cause such that Employee may become entitled to the vesting acceleration benefits under this Section 5.4.
          (b) For purposes of this Agreement, Change in Control means: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of the Company or, where the Company is a wholly-owned subsidiary of another entity, the Company’s parent; or (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least 75% of the combined voting power entitled to vote in the election of directors of the Company; provided, however, that nothing in this paragraph shall apply to a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
     5.5 Parachute Payments.
          (a) In the event that the benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5.5 would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s benefits provided for in this Agreement or otherwise shall be payable either (x) in full, or (y) as to such lesser amount which would result in no portion of such termination benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of benefits under this Agreement,

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notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
          (b) If a reduction in the payments and benefits that would otherwise be paid or provided to the Employee under the terms of this Agreement is necessary to comply with the provisions of Section 5.5(a), such reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of Stock Awards; reduction of other employee benefits. If acceleration of vesting of Stock Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s Stock Awards. If, as a result of any reduction required by Section 5.5(a), amounts previously paid to the Employee exceed the amount to which the Employee is entitled, the Employee will promptly return the excess amount to the Company.
          (c) Any determination required under this Section 5.5 shall be made in writing by a nationally recognized accounting or consulting firm appointed by the Company, which firm shall not then be serving as accountant or auditor for or consultant to the Company or the person or entity that effected the Change in Control and whose determinations shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5.5, such firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to such firm such information and documents as such firm may reasonably request in order to make a determination under this Section 5.5. The Company shall bear all costs such firm may reasonably incur in connection with any calculations contemplated by this Section 5.5.
     5.6 Application of Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A. If Employee is, upon the separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Employee’s Separation From Service, or (ii) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Employee a lump sum amount equal to the sum of the Severance Benefit payments that Employee would otherwise have received through the Specified Employee Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this Section.

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ARTICLE 6
INVENTIONS, NON-DISCLOSURE
     6.1 Non-Disclosure and Inventions. As a condition of continued employment the Employee agrees to continue to abide by the Company’s Proprietary Information and Inventions Agreement dated February 2004 that was previously executed by Employee.
     6.2 Return of Company Property. Promptly upon the expiration or termination of the Employee’s employment hereunder for any reason, the Employee shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or disclosing any of the foregoing information.
     6.3 Breach of Non-Disclosure Provision. In the event that the Employee shall breach Section 6.2 hereof or any provision of the Proprietary Information and Inventions Agreement, or in the event that any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of Section 6. The Employee acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, the Employee shall not use as a defense thereto that there is an adequate remedy at law.
     6.4 Reasonable Restrictions. The parties acknowledge that (a) the agreements in this Article 6 are essential to protect the business and goodwill of the Company, and (b) the foregoing restrictions are under all of the circumstances reasonable and necessary for the protection of the Company and its business.
ARTICLE 7
ARBITRATION
     To ensure the rapid and economical resolution of disputes that may arise in connection with the Employee’s employment with the Company, the Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Employee’s employment, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable rules of JAMS. The Employee acknowledges that by agreeing to this arbitration procedure, both the Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that the Employee

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or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of those which would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either the Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
ARTICLE 8
MISCELLANEOUS
     8.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributes and successors; provided, that the obligations of the Employee under this Agreement shall not be delegable by her.
     8.2 Notices. All notices and other communications hereunder and all legal process in regard hereto shall be validly given, made or served if in writing, when delivered personally (by courier service or otherwise), or when actually received when mailed by first-class certified or registered United States mail, postage-prepaid and return receipt requested, to the address of the party to receive such notice or other communication set forth below, or at such other address as any party hereto may from time to time advise the other party in writing:
If to the Company:
Cypress Bioscience, Inc.
4350 Executive Square Drive, Suite 325
San Diego, CA 92121
Attention: Chief Executive Officer
If to the Employee:
Denise Wheeler
12726 Via Cortina
Del Mar, CA 92014
     8.3 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.
     8.4 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless in writing signed by such first party, and no such

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waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.
     8.5 Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and the Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement, including but not limited to the Employee’s Employment Agreement dated February 2004. No representation, warranty, undertaking or covenant is made by either party hereto except as provided herein and any representations, warranties undertakings or covenants not set forth herein are specifically disclaimed. This Agreement does not constitute a commitment of the Company with regard to the Employee’s employment, express or implied, other than to the extent expressly provided for herein.
     8.6 Amendment.
          (a) No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.
          (b) If Employee and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Employee and the Company agree to amend this Agreement, or take such other actions as Employee and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder, and any applicable transition relief or other guidance thereunder, while preserving the economic agreement of the parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall automatically not be effective and shall be null and void with respect to such payments or benefits, but such provision shall otherwise remain in full force and effect.
     8.7 Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.
     8.8 Titles. The titles of the Articles and Sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.
     8.9 Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to principals relating to the conflicts of law.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CYPRESS BIOSCIENCE, INC.
By:	/s/ Jay Kranzler
Its: Chief Executive Officer

/s/ Denise Wheeler
Denise Wheeler

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Example
(Group Termination)
Exhibit A
RELEASE AGREEMENT
          I understand and agree completely to the terms set forth in the Amended and Restated Employment Agreement dated as of ___, 2008, (the “Agreement”) between me and Cypress Bioscience, Inc. (the “Company”) I understand that this release and waiver (the “Release”), together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.
     In consideration of benefits I will receive under the Agreement, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after I execute this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have forty-five (45) days from the date I receive this Release and the information specified in (f) below to consider this Release (although I voluntarily may choose to execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke the Release; and (e) this Release shall not be effective until the later of (i) the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release, and (ii) the date I return this Release, fully executed, to the Company; and (f) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company and its affiliates in the same job classification or organizational unit who were not terminated. As required by Title 29 U.S. Code Section 626(f)(1)(H), the Company is providing you with the Disclosure attached hereto as Exhibit A-1. The information in the disclosure is confidential and should not be shared with anyone except your professional advisors.
     I represent that I have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein. I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release.
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

Employee

Name:
Date:

2.

Example
(Group Termination)
Exhibit A-1
DISCLOSURE UNDER TITLE 29 U.S. CODE SECTION 626(f)(1)(H)

Confidentiality Provision:	The information contained in this document is private and confidential. You may not disclose this information to anyone except your professional advisors.
1.	The following departments have been selected for the severance benefits:
a.

b.
[ADD MORE IF NECESSARY]
2.	In the [two] departments listed above, employees whose employment will be eliminated on [date of termination] are eligible to receive severance benefits.

3.	An individual age 40 or more years will have up to forty-five (45) days to review the terms and conditions of the severance benefits.

Employees Eligible For Severance Benefits

Job Title	Age

Employees Not Eligible For Severance Benefits

Job Title	Age

2.

Example
(Individual Termination)
Exhibit B
RELEASE AGREEMENT
     I understand and agree completely to the terms set forth in the Amended and Restated Employment Agreement dated as of ___, 2008, (the “Agreement”) between me and Cypress Bioscience, Inc. (the “Company”) I understand that this release and waiver (the “Release”), together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.
     In consideration of benefits I will receive under the Agreement, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Release for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.
     I represent that I have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein. I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release.
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

Employee

Name:
Date:

2.